Exhibit 2.13

DESCRIPTION OF WPP PLC

SHARE CAPITAL AND AMERICAN DEPOSITARY SHARES

Set forth below is certain information concerning the share capital and American Depositary Shares (“ADSs”) of WPP plc (“WPP”), a company incorporated in Jersey under the Companies (Jersey) Law 1991 (as amended) (the “Jersey Companies Law”), including a summary of certain provisions of the memorandum and articles of association of WPP and the Deposit Agreement, dated as of January 2, 2013, among WPP, Citibank, N.A, as depositary (the “Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Each ADS represents five ordinary shares of 10p each in the capital of WPP. Such information and summary do not purport to be complete and are qualified in their entirety by reference to the full text of the memorandum and articles of association and the Deposit Agreement.

DESCRIPTION OF WPP ORDINARY SHARES

General

WPP is a public limited company incorporated under the name “WPP plc” in Jersey with registered number 111714.

The authorised share capital of WPP is £175,000,000 divided into 1,750,000,000 ordinary shares of 10p each. WPP has power to increase and divide the shares into several classes and attach thereto any preferential or special rights, privileges or conditions in accordance with the regulations of WPP.

WPP ordinary shares are represented in certificated form and also in uncertificated form under “CREST.” CREST is an electronic settlement system that enables WPP ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate. All WPP ordinary shares, including those underlying the WPP ADSs to be issued upon conversion of the notes:

•

may be represented by certificates in registered form issued (subject to the terms of issue of the shares) by WPP’s registrars, Computershare Investor Services (Jersey) Limited,13 Castle Street, St Helier, Jersey, JE1 1ES; or

•	may be in uncertificated form with the relevant CREST member account being credited with the WPP ordinary shares issued.

The following summarises certain provisions of our memorandum and articles of association and applicable Jersey law. This summary is qualified in its entirety by reference to the Jersey Companies Law and our memorandum and articles of association. A copy of our memorandum and articles of association in the form adopted by special resolution passed on 5 November 2012 is filed as an exhibit to a Form 6-K report filed with the Securities and Exchange Commission on 2 January 2013.

Objects and Purposes

Under the Jersey Companies Law, the capacity of a Jersey company is not limited by anything contained in its memorandum or articles of association. Accordingly, the memorandum of association of a Jersey company does not contain an objects clause.

Rights attaching to WPP ordinary shares

Voting rights of share owners – subject to disenfranchisement in the event of: (A) non-payment of any call or other sum due and payable in respect of any ordinary share; or (B) any non-compliance with any notice requiring disclosure of the beneficial ownership of any ordinary shares and subject to any special rights or restrictions as to voting for the time being attached to any ordinary shares (as to which there are none at present), on a show of hands every qualifying person (i.e. share owner, proxy or authorised corporate representative) present has one vote other than every proxy appointed by more than one member entitled to vote on the resolution who has two votes, one vote for and one against the resolution if: (i) one or more of the members instructed him to vote for and one or more of the members instructed him to vote against the resolution; or (ii) one or more of the members instructed him to vote for the resolution and one or more of the members gave him discretion as to how to vote and he exercises his discretion by voting against the resolution; or (iii) one or more of the members instructed him to vote against the resolution and one or more of the members gave him discretion as to how to vote and he exercises his discretion by voting for the resolution, and on a poll every share owner present in person or by proxy has one vote for every ordinary share of which he or she is a holder, except that any proxy who has been appointed by the Depositary shall have such number of votes as equals the number of ordinary shares in relation to which such proxy has been appointed. In the case of joint holders, the vote of the person whose name stands first in the register of members and who tenders a vote is accepted to the exclusion of any votes tendered by any other joint holders.

Return of capital on a winding up – the liquidator may, with the sanction of a special resolution of WPP and any other sanction required by the Statutes: (A) divide among the WPP share owners in specie the whole or any part of the assets of WPP; or (B) vest the whole or any part of the assets in trustees on such trusts for the benefit of share owners as the liquidator shall think fit, but no share owner shall be compelled to accept any assets upon which there is any liability. The “Statutes” means the Jersey Companies Law and every other statute, statutory instrument, regulation or order, for the time being in force, concerning companies registered under the Jersey Companies Law, including the Electronic Communication (Jersey) Law 2000 and the Companies (Uncertificated Securities) (Jersey) Order 1999 (as amended).

Capitalisation of reserves

The board of directors may, with the authority of an ordinary resolution of WPP: (A) resolve to capitalise any sum standing to the credit of any reserve account of WPP (including share premium account and capital redemption reserve) or any sum standing to the credit of profit and loss account not required for the payment of any preferential dividend (whether or not it is available for distribution); and (B) appropriate that sum as capital to the share owners in proportion to the nominal amount of the ordinary shares held by them respectively and apply that sum on their behalf in paying up in full any unissued ordinary shares or debentures of WPP of a nominal amount equal to that sum and allot the ordinary shares or debentures credited as fully paid to those share owners, or as they may direct, in those proportions or in paying up the whole or part of any amounts that are unpaid in respect of any issued ordinary shares held by them respectively, or otherwise deal with such sum as directed by the resolution, provided that the share premium account and the capital redemption reserve and any sum not available for distribution in accordance with the Statutes may only be applied in paying up unissued ordinary shares to be allotted credited as fully paid up.

Transfer of ordinary shares

Subject to any restrictions in the articles of association, a share owner may transfer all or any of his ordinary shares in any manner that is permitted by the Statutes and is from time to time approved by the board of directors. WPP shall register the transfer of any ordinary shares held in uncertificated form by means of a relevant system in accordance with the Statutes. The board of directors may, in its absolute discretion, refuse to register any transfer of an uncertificated share where permitted by articles of association and the Statutes.

A share owner may transfer all or any of his certificated ordinary shares by an instrument of transfer in any usual form, or in such other form as the board of directors may approve. The instrument of transfer shall be signed by or on behalf of the transferor and, except in the case of a fully paid share, by or on behalf of the transferee. The board of directors may, in its absolute discretion, refuse to register any transfer of any certificated ordinary share that is not fully paid up (but not so as to prevent dealings in ordinary shares admitted to official listing by the United Kingdom Listing Authority (“UKLA”) from taking place on an open and proper basis) or on which WPP has a lien. The board of directors may also refuse to register any instrument of transfer of a certificated ordinary share unless it is lodged at the registered office, or such other place as the board of directors may decide, for registration, accompanied by the share certificate for the ordinary shares to be transferred and such other evidence as the board of directors may reasonably require to prove title of the intending transferor or his right to transfer the ordinary shares and it is in respect of only one class of WPP shares. If the board of directors refuses to register a transfer of a certificated ordinary share it shall, as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged or the operator-instruction was received, give to the transferee notice of the refusal. The board of directors must provide the transferee with such further information about the reasons for the refusal as the transferee may reasonably request. Unless otherwise agreed by the board of directors in any particular case, the maximum number of persons who may be entered on the register as joint holders of an ordinary share is four.

No provision of Jersey law or our memorandum and articles of association impose any limitations on the right to own WPP shares, including any limitation on the rights of persons to hold or exercise voting rights over shares by virtue only of such persons not being residents of Jersey or the United Kingdom.

Changes in capital

Subject to the provisions of the Jersey Companies Law, WPP may by special resolution:

•	increase its share capital;

•	consolidate and divide all or any of its share capital into ordinary shares of a larger amount;

•	sub-divide all or part of its share capital into ordinary shares of a smaller amount;

•

cancel any ordinary shares that have not, at the date of the special resolution, been taken or agreed to be taken by any person and diminish the amount of its authorized share capital by the amount of the ordinary shares so cancelled; or

•	alter its share capital in any other manner permitted by the Jersey Companies Law.

Subject to the provisions of the Jersey Companies Law, WPP may:

•	purchase ordinary shares, including any redeemable ordinary shares; and

•	by special resolution, reduce its share capital and any capital redemption reserve or share premium account.

Unless such rights are disapplied in accordance with its articles of association, WPP shall not allot equity securities to a person on any terms unless:

•

it has made an offer to each person who holds ordinary shares in WPP to allot to that person on the same or more favourable terms a proportion of those securities that is, as nearly practicable, equal to the proportion in nominal value held by that person of the ordinary share capital of WPP; and

•	the period during which any such offer may be accepted has expired or WPP has received notice of the acceptance or refusal of every offer so made.

The term “equity securities” means a relevant share in WPP (other than subscriber shares) or a right to subscribe for, or to convert securities into relevant shares in WPP. The term “relevant share” means a share in WPP other than a share which, as respects dividends and capital, carries a right to participate only up to a specified amount in a distribution; and a share which has been acquired or is to be acquired, allotted or transferred it in pursuance of an employee share scheme.

The pre-emption provisions do not apply in relation to:

•	the allotment of:

•	bonus shares;

•	equity securities if these are, or are to be, wholly or partly paid up otherwise than in cash; and

•	equity securities which would, apart from any renunciation or assignment of the right to their allotment, be held under an employee share scheme; or

•	the sale of shares in WPP which immediately before the sale are held by WPP as treasury shares.

Authority to allot securities and disapplication of pre-emption rights

WPP may from time to time pass an ordinary resolution authorizing the board of directors to exercise all the powers of WPP to allot relevant securities up to the nominal amount specified in the resolution. The authority shall expire on the day specified in the resolution, not being more than five years after the date on which the resolution is passed. The term “relevant securities” means shares in WPP other than subscriber shares, or shares allotted pursuant to an employee share scheme, and any right to subscribe for or to convert any security into, shares in WPP. For the avoidance of doubt, any reference to the allotment of relevant securities includes the grant of such a right but not the allotment of shares pursuant to such a right.

On the passing of a special resolution, the board of directors shall have power to allot equity securities wholly for cash as if no pre-emption provisions applied to that allotment, but that power shall be limited: (A) to the allotment of equity securities in connection with a rights issue; and (B) to the allotment (other than in connection with a rights issue) of equity securities having a nominal amount not exceeding in aggregate the sum specified in the special resolution.

Variation of rights

Whenever the share capital of WPP is divided into different classes of shares (which it is not as at the date of this document), all or any of the rights for the time being attached to any class of shares in issue may, subject to the Statutes, be varied, either in such manner as those rights may provide or with the consent in writing of the holders of two-thirds in nominal value of the issued ordinary shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of those ordinary shares. At any separate general meeting, the necessary quorum is two persons holding or representing by proxy at least one-third in nominal amount of the issued ordinary shares of the class in question (but at any adjourned meeting, one person holding ordinary shares of the class or his proxy is a quorum).

Disclosure of interests in WPP’s shares

WPP may give a disclosure notice to any person whom it believes is either:

•	interested in WPP’s shares; or

•	has been so interested at any time during the three years on which the disclosure notice is issued.

The disclosure notice may require the person:

•	to confirm that fact or (as the case may be) to state whether or not it is the case; and

•	if he holds, or has during that time held, any such interest, to give such further information as may be required.

The notice may require the person to whom it is addressed, where either:

•	his interest is a present interest and another interest in the shares subsists; or

•	another interest in the shares subsisted during that three year period at a time when his interest subsisted,

to give, so far as lies within his knowledge, such particulars with respect to that other interest as may be required by the notice including:

•	the identity of persons interested in the shares in question; and

•

whether persons interested in the same shares are or were parties to either an agreement to acquire interests in a particular company, or an agreement or arrangement relating to the exercise of any rights conferred by the holding of the shares.

The notice may require the person to whom it is addressed, where his interest is a past interest, to give (so far as lies within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.

Failure to provide the information within 14 days after the notice has been given means that the holder of the relevant shares shall not be entitled to vote either personally or by proxy at a shareholders’ meeting or to exercise any other right confirmed by membership in relation to shareholder meetings for so long as the default continues (and, if those shares represent at least 0.25 percent of the issued shares of the class, the holder shall not be entitled to receive any payment by way of dividend or to transfer any rights in the shares).

Register of members

The register of members of WPP must be kept and maintained in Jersey.

Uncertificated shares – general powers

Subject to the Jersey Companies Law and the Companies (Uncertificated Securities) (Jersey) Order (1999, as amended), the board of directors may permit any class of ordinary shares to be held in uncertificated form and to be transferred by means of a relevant system and may revoke such permission. In relation to any uncertificated share, WPP may utilise the relevant system in which it is held to the fullest extent available from time to time in the exercise of any of its powers or functions under the Statutes or the articles of association or otherwise in effecting any actions. Any provision in the articles of association in relation to uncertificated shares that is inconsistent with any applicable statutory provision shall not apply. WPP may, by notice to the holder of an uncertificated share, require the holder to change the form of that share to certificated form within such period as may be specified in the notice. For the purpose of effecting any action by WPP, the board of directors may determine that holdings of the same share owner in uncertificated form and in certificated form shall be treated as separate holdings but shares of a class held by a person in uncertificated form shall not be treated as a separate class from shares of that class held by that person in certificated form.

Directors

The WPP directors (other than alternate directors) shall not, unless otherwise determined by an ordinary resolution of WPP, be fewer than six in number.

A director need not be a share owner.

At each annual general meeting every director who held office on the date seven days before the date of the notice of annual general meeting shall retire from office but shall be eligible for re-election.

The directors shall be paid fees not exceeding in aggregate £3,000,000 per annum (or such larger sum as WPP may, by ordinary resolution, determine) as the board of directors may decide to be divided among them. Such fee shall be divided among them in such proportion and manner as they may agree or, failing agreement, equally.

The board of directors may grant special remuneration to any director who performs any special or extra services to, or at the request of, WPP. Special remuneration may be payable to a director in addition to his ordinary remuneration (if any) as a director.

The directors shall also be paid out of the funds of WPP all expenses properly incurred by them in and about the discharge of their duties, including their expenses of travelling to and from the meetings of the board of directors, Committee meetings and general meetings.

The board of directors may exercise all the powers of WPP to: (i) pay, provide, procure or procure the grant of pensions or other retirement benefits, death, disability or sickness benefits, health, accident and other insurances or other such benefits, allowances, gratuities or insurances, including in relation to the termination of employment, to or for the benefit of any person who is or has been at any time a director of WPP or in the employment or service of WPP or of any body corporate that is or was associated with WPP or of the predecessors in business of WPP or any such associated body corporate, or the relatives or dependants of any such person. For that purpose, the board of directors may procure the establishment and maintenance of, or participation in, or contribution to, any pension fund, scheme or arrangement and the payments of any insurance premiums; (ii) establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or any similar schemes for the benefit of any director or employee of WPP or of any associated body corporate, and, subject to any restrictions under applicable legislation, to lend money to any such director or employee or to trustees on their behalf to enable any such schemes to be established, maintained or adopted; and (iii) support and subscribe to any institution or association that may be for the benefit of WPP or of any associated body corporate or any directors or employees of WPP or associated body corporate or their relatives or dependants or connected with any town or place where WPP or an associated body corporate carries on business, and to support and subscribe to any charitable or public object whatsoever.

Subject to any applicable statutory provisions and to declaring his interests in accordance with the articles of association, a director may enter into or be interested in any transaction or arrangement with WPP, either with regard to his tenure of any office or position in the management, administration or conduct of the business of WPP, or as vendor, purchaser or otherwise. A director may hold and be remunerated in respect of any other office or place of profit with WPP (other than the office of auditor of WPP) in conjunction with his office as a director and he (or his firm) may also act in a professional capacity for WPP (except as auditor) and may be remunerated for it.

A director who, to his knowledge, is in any way, whether directly or indirectly, interested in a transaction or arrangement or a proposed transaction or arrangement with WPP or any of its subsidiaries, or if any situation exists in which a director has or can have a direct or indirect interest that conflicts with or may conflict with the interests of WPP, shall disclose to WPP the nature and extent of the interest or situation in accordance with the articles of association.

A director shall not vote or be counted in the quorum at a meeting in respect of any resolution concerning his own appointment (including fixing and varying its terms), or the termination of his own appointment, as the holder of any office or place of profit with WPP or any other company in which WPP is interested but, where proposals are under consideration concerning the appointment (including fixing or varying its terms), or the termination of the appointment, of two or more directors to offices or places of profit with WPP or any company in which WPP is interested, those proposals may be divided and considered in relation to each director separately, and in such case each of the directors concerned (if not otherwise debarred from voting under the articles of association) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment or the termination of his own appointment.

A director shall not vote (or be counted in the quorum at a meeting) in respect of any transaction or arrangement or other proposal in which he has an interest that (together with any interest of a connected person) is to his knowledge a direct or indirect interest and as may reasonably be required as likely to give rise to a conflict. Notwithstanding the above, a director shall be entitled to vote (and be counted in the quorum) on: (A) any transaction or arrangement in which he is interested by virtue of an interest in ordinary shares, debentures or other securities of WPP or otherwise in or through WPP; (B) the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, WPP or any of its subsidiaries; or a debt or obligation of WPP or any of its subsidiaries for which he himself has assumed responsibility under a guarantee or indemnity or by the giving of security; (C) (subject to the Statutes) indemnification (including loans made in connection with it) by WPP in relation to the performance of his duties on behalf of WPP or any of its subsidiaries; (D) any issue or offer of ordinary shares, debentures or other securities of WPP or any of its subsidiaries in respect of which he is or may be entitled to participate in his capacity as holder of any such securities or as an underwriter or sub-underwriter;

(E) any transaction or arrangement concerning another company in which he and any connected person do not to his knowledge hold, directly or indirectly as shareholders, or through their direct or indirect holdings of financial instruments (within the meaning of Chapter 5 of the Disclosure and Transparency Rules) voting rights representing one percent or more of any class of shares in the capital of such company; (F) any arrangement for the benefit of employees of WPP or any of its subsidiaries that does not accord to him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and (G) the purchase or maintenance of insurance for the benefit of the directors or for the benefit of persons including the directors. “Disclosure and Transparency Rules” means the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under Part VI of the UK Financial Services and Markets Act 2000, as amended, and contained in the UK Listing Authority’s publication of the same name.

WPP shall not make a payment for loss of office to a director unless the payment has been approved by an ordinary resolution of WPP.

General meetings

The board of directors shall convene, and WPP shall hold, an annual general meeting in accordance with the Statutes. Other general meetings shall be held whenever the board of directors thinks fit or on the requisition of WPP share owners in accordance with the Statutes or the articles of association.

An annual general meeting shall be called by not less than 21 days’ written notice and any other general meeting shall be called by not less than 14 clear days’ written notice.

The requisite quorum for general meetings of WPP shall be two qualifying persons, entitled to vote on the business to be transacted at the meeting.

Borrowing powers

The board of directors may exercise all the powers of WPP to borrow money and to mortgage or charge all or any part of its undertaking, property and assets (both present and future) and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligations of WPP or of any third party. The board of directors shall restrict the borrowings of WPP and exercise all voting and other rights or powers of control exercisable by WPP in relation to its subsidiaries (if any) so as to secure (as regards subsidiaries only so far as by such exercise it can secure) that the aggregate principal amount outstanding at any time in respect of all borrowings by the WPP Group (exclusive of any borrowings that are owed by one WPP Group company to another WPP Group company) after deducting the amount of cash deposited will not, without the previous sanction of WPP in general meeting, exceed an amount equal to 2.5 times the adjusted capital and reserves (as defined in the articles of association) or any higher limit fixed by ordinary resolution of WPP that is applicable at the relevant time. “WPP Group” means WPP and its subsidiaries and subsidiary undertakings and, where the context requires, its associated undertakings.

To date, no resolution of the type referred to in the paragraph above has been passed.

Dividends

Declaration of dividends – subject to the provisions of the Jersey Companies Law, WPP may, by ordinary resolution, declare a dividend to be paid to the share owners, according to their respective rights and interests in the profits, and may fix the time for payment of such dividend, but no dividend shall exceed the amount recommended by the board of directors.

Fixed and interim dividends – subject to the provisions of the Jersey Companies Law, the board of directors may pay such interim dividends as appear to the board of directors to be justified by the financial position of WPP and may also pay any dividend payable at a fixed rate at intervals settled by the board of directors whenever the financial position of WPP, in the opinion of the board of directors, justifies its payment. If the board of directors acts in good faith, none of the directors shall incur any liability to the share owners conferring preferred rights for any loss such share owners may suffer in consequence of the lawful payment of an interim dividend on any shares having non-preferred or deferred rights.

Calculation and currency of dividends – except insofar as the rights attaching to, or the terms of issue of, any shares otherwise provide: (A) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on an share in advance of calls shall be treated as paid up on the share; (B) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; (C) any amount paid by WPP by way of dividend will be deemed to include any amount that WPP may be compelled by law to withhold or deduct; and (D) dividends may be declared or paid in any currency. The board of directors may agree with any share owner that dividends that may at any time or from time to time be declared or become due on his or her shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for WPP or any other person to bear any costs involved.

Dividends not to bear interest – no dividend or other moneys payable by WPP on or in respect of any share shall bear interest as against WPP unless otherwise provided by the rights attached to the share.

Calls or debts or amounts required by law may be deducted from dividends – the board of directors may deduct from any dividend or other moneys payable to any person (either alone or jointly with another) on or in respect of a share all such sums as may be due from him (either alone or jointly with another) to WPP on account of calls or otherwise in relation to shares.

Dividends in specie – with the authority of an ordinary resolution of WPP and on the recommendation of the board of directors, payment of any dividend may be satisfied wholly or in part by the distribution of specific assets and in particular of paid up ordinary shares or debentures of any other company.

Scrip dividends – the board of directors may, with the authority of an ordinary resolution of WPP, offer any share owners the right to elect to receive further ordinary shares (whether or not of that class) credited as fully paid, by way of scrip dividend instead of cash in respect of all (or some part) of any dividend specified by the ordinary resolution.

Unclaimed dividends – any dividend unclaimed for a period of 12 years after having become due for payment shall be forfeited and cease to remain owing by WPP.

Forfeiture of shares

If the whole or any part of any call or installment remains unpaid on any share after the due date for payment, the board of directors may serve a written notice on the share owner requiring him to pay so much of the call or installment as remains unpaid, together with any accrued interest.

The written notice shall state a further day, being not less than 14 clear days from the date of the notice, on or before which, and the place where, payment is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the share in respect of which the call was made or installment is payable will be liable to be forfeited.

If the requirements of a notice are not complied with, any share in respect of which it was given may (before the payment required by the notice is made) be forfeited by a resolution of the board of directors. The forfeiture shall include all dividends declared and other moneys payable in respect of the forfeited share and not actually paid before the forfeiture.

Every share that is forfeited or surrendered shall become the property of WPP and (subject to the Statutes) may be sold, re-allotted or otherwise disposed of, upon such terms and in such manner as the board of directors shall decide either to the person who was before the forfeiture the share owner or to any other person and whether with or without all or any part of the amount previously paid up on the share being credited as so paid up.

Website communication with share owners

The articles of association enable WPP to use its website as a means of sending or supplying documents or information to share owners. Before communicating with a share owner by means of its website, WPP must have asked the share owner, individually, to agree (generally or specifically) that WPP may send or supply documents or information to him by means of a website. A member shall be deemed to have agreed that WPP may send or supply a document or information by means of a website if no response to the request is received within 28 days. When communicating with share owners by means of website communications, WPP will notify the share owners (by post or other permitted means) of the presence of a document or information on the website.

Directors’ indemnity, insurance and defence

As far as the legislation allows, WPP may:

(i)	indemnify any director (or of an associated body corporate) against any liability;

(ii)

indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of WPP (or of an associated body corporate) against liability incurred in connection with WPP’s activities as trustee of the scheme;

(iii)	purchase and maintain insurance against any liability for any director referred to in paragraph (i) or (ii) above; and

(iv)

provide any director referred to in paragraph (i) or (ii) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

Takeover bids

The City Code on Takeovers and Mergers (the “City Code”) applies to WPP. Under the City Code, if an acquisition of ordinary shares were to increase the aggregate holding of an acquirer and its concert parties to ordinary shares carrying 30% or more of the voting rights in WPP, the acquirer (and, depending upon the circumstances, its concert parties) would be required, except with the consent of the Panel on Takeovers and Mergers (an independent body in the United Kingdom), to make a cash offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. A similar obligation to make a such a mandatory offer would also arise on the acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares carrying between 30% and 50% of the voting rights in WPP if the effect of such acquisition were to increase that person’s percentage of the voting rights they hold in ordinary shares.

The Jersey Companies Law provides that where a person (the “Offeror”) makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a Jersey company (other than any shares already held by the Offeror at the date of the offer), if the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of the shares (or class of shares) to which the offer relates, the Offeror may (subject to the requirements if the Jersey Companies Law), by notice to the holders of the shares (or class of shares) to which the offer relates which the Offeror has not already acquired or contracted to acquire, compulsorily acquire those shares. A holder of any shares who receives a notice of compulsory acquisition may, within six weeks from the date on which such notice was given apply to the Royal Court of Jersey (the “Jersey Court”) for an order that the Offeror not be entitled and bound to purchase the holder’s shares or that the Offeror purchase the holder’s shares on terms different to those of the Offeror’s offer.

Where before the end of the period within which the takeover offer can be accepted, the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of all of the shares (or all of the shares of a particular class) of the Jersey company, the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may, by written notice to the Offeror, require the Offeror to acquire the holder’s shares. The Offeror shall (subject to the requirements of the Jersey Companies Law) be entitled and bound to acquire the holder’s shares on the terms of the offer or on such other terms as may be agreed. Where a holder gives the Offeror a notice of compulsory acquisition, each of the Offeror and the holder of the shares is entitled to apply to the Jersey Court for an order that the terms on which the Offeror is entitled and bound to acquire the holder’s shares shall be such as the Jersey Court thinks fit.

DESCRIPTION OF WPP AMERICAN DEPOSITARY SHARES

General

The following is a summary description of the ADSs and certain of the rights of holders and beneficial owners of the ADSs. Summaries, by their nature, lack the precision of the information summarised and the rights and obligations of holders and beneficial owners of ADSs will be determined by the Deposit Agreement and not by the summary. Holders and beneficial owners of ADSs, as well as any holders of ordinary shares who will elect to hold ordinary shares in the form of ADSs, are encouraged to review the Deposit Agreement in its entirety and the form of WPP American Depositary Receipt (“ADR”) attached to the Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. A copy of the Deposit Agreement may be obtained from the SEC’s Public Reference Room at 100 F Street N.E., Washington DC 20549 and from the SEC’s website at www.sec.gov.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five WPP ordinary shares that are on deposit with the Depositary and/or the custodian, subject, in each case, to the terms and conditions of the Deposit Agreement and the applicable ADR (if issued as a certificated ADS). The custodian currently is Citibank, N.A. – London Branch. Each ADS will also represent securities, cash or other property deposited with the Depositary but not distributed to ADS holders. The Depositary’s principal office is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, and the custodian’s principal office is located at 25 Molesworth Street, Lewisham, London SE1 7EX, England.

Because the Depositary is the legal owner of the underlying ordinary shares, ADS holders generally exercise their rights as share owners through the Depositary.

Dividends and distributions

Holders of ADSs generally have the right to receive the distributions made by WPP on the securities deposited with the custodian. Receipt by holders of these distributions may be limited, however, by legal and practical constraints. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as at a specified record date.

Distributions of cash

Whenever the Depositary receives confirmation from the custodian of the receipt of any cash dividend or other cash distribution on any of the securities on deposit with the custodian, the Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of ADSs, subject to English law and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders of ADSs will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or are not obtainable at a reasonable cost or within a reasonable period, the U.S. Depositary may take the following actions in its discretion:

(i)	convert the foreign currency to the extent practical and lawful, and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

(ii)	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

(iii)	hold the foreign currency (without liability for interest) for the applicable holders.

Distributions of WPP shares

Whenever WPP makes a free distribution of ordinary shares for the securities on deposit with the custodian, the Depositary will either (i) distribute additional ADSs to holders of ADSs representing the ordinary shares deposited or (ii) modify the ADS-to-ordinary shares ratio, in which case each ADS will represent rights and interests in the additional ordinary shares so deposited. Only whole ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the ordinary shares so distributed.

No such distribution of ADSs will be made if it would violate U.S. securities laws or if it is not operationally practicable. If the Depositary does not distribute ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever WPP distributes rights to purchase additional ordinary shares, the Depositary will consult with WPP as to the lawfulness of making a distribution of such rights to the holders of ADSs and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will distribute the rights only if such distribution is reasonably practicable and the lawfulness of such distribution has been established to the reasonable satisfaction of the Depositary. The Depositary will establish procedures to distribute rights to purchase additional ADSs to ADS holders and to enable such holders to exercise such rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for ADSs upon the exercise of their rights. The Depositary is not obliged to establish procedures to facilitate the distribution and exercise by holders of rights to purchase ordinary shares other than in the form of ADSs.

The Depositary will sell the rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of ADSs as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse. There can be no assurance that holders of ADSs will be given the same opportunity to receive or exercise rights on the same terms and conditions as the share owners or be able to exercise such rights.

Elective distributions

Whenever WPP intends to distribute a dividend payable at the election of share owners, either in cash or in additional ordinary shares, WPP will give prior notice thereof to the Depositary and will indicate whether or not WPP wishes the elective distribution to be made available to holders of ADSs. In such case, the Depositary shall consult with WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The Depositary will make the elective distribution available to holders of ADSs only if WPP makes a timely request for the Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the Depositary and WPP. In such case, the Depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a share owner in Jersey would receive upon failing to make an election, as more fully described in the Deposit Agreement. There can be no assurance that holders of ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as share owners.

Other distributions

Whenever the custodian receives any distribution of property other than cash, ordinary shares or rights to purchase additional ordinary shares, the Depositary will consult with WPP as to the lawfulness of making such distribution to holders of ADSs and shall determine whether such distribution is reasonably practicable.

The Depositary will distribute the property only if such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the Depositary. In such case, the Depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders of ADSs under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

If the Depositary does not distribute the property to holders of ADSs, it will determine an equitable and practical method of effecting the distribution which may include the sale of the property and the distribution of the proceeds of such a sale to holders as in the case of a cash distribution.

Changes affecting ordinary shares

The ordinary shares held on deposit for holders of ADSs may change from time to time. For example, there may be a change in nominal or par value, a division, cancellation, consolidation or reclassification of ordinary shares or a recapitalisation, reorganisation, merger, consolidation or sale of assets.

If any such change were to occur, ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The Depositary may instead deliver new securities received in exchange for or otherwise in respect of the ordinary shares held on deposit to holders of ADSs, provided the lawfulness of such delivery has been established to the satisfaction of the Depositary and WPP, or call for the exchange of existing ADSs for new securities. If the Depositary may not lawfully distribute such securities to holders of ADSs, the Depositary may sell such securities and distribute the net proceeds to holders of ADSs as in the case of a cash distribution.

Issue of ADSs upon deposit of ordinary shares

The Depositary may create ADSs on behalf of the holders of ordinary shares if holders or their brokers deposit the ordinary shares with the custodian. The Depositary will deliver these ADSs to the person indicated by the holder of ordinary shares only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. The ability of holders to deposit ordinary shares and receive ADSs may be limited by U.S., English and Jersey laws applicable at the time of deposit.

The issue of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The Depositary will only issue ADSs in whole numbers.

When holders make a deposit of ordinary shares, they will be responsible for transferring good and valid title to the Depositary. Any such holders will be deemed to represent and warrant that:

(i)	the ordinary shares are duly authorised, validly issued, fully paid and non-assessable, free and clear of any lien, encumbrance, security interest charge, mortgage or adverse claim;

(ii)	all pre-emptive rights, if any, with respect to such ordinary shares have been validly waived or exercised; and

(iii)	the holders are duly authorised to deposit the ordinary shares.

If any of the representations or warranties are incorrect in any way, WPP and the Depositary may, at the cost and expense of the holders making such incorrect representations or warranties, take any and all actions necessary to correct the consequences of the misrepresentations.

Transferability of ADSs

Subject to the limitations contained in the Deposit Agreement and in the ADR, title to an ADR (and to each ADS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of New York, provided that an ADR to be transferred has been properly endorsed or is accompanied by the proper instruments of transfer.

Neither the Depositary nor WPP will have any obligation, nor will they be subject to any liability to any holder or beneficial owner of ADSs under the Deposit Agreement or any ADR, unless such ADSs are registered on the books of the Depositary in the name of such holder or, in the case of a beneficial owner, such ADSs are registered on the books of the Depositary in the name of such beneficial owner, or the beneficial owner’s representative. Such holders in whose name ADSs are registered on the books of the Depositary shall be treated as the absolute owners of the ADSs registered in their names.

A single ADR in the form of a balance certificate evidences all ADSs held through DTC, other than those issued by the Depositary as uncertified ADSs, and is registered in the name of the nominee for DTC. As such, the nominee is the only registered holder of the balance certificate ADR. Each beneficial owner of ADSs held through DTC must rely upon the procedures of DTC and the DTC participants to exercise or be entitled to any rights attributable to such ADSs. Ownership interests in the balance certificate ADR registered in the name of the nominee for DTC are shown on, and transfers of such ownership interests are effected through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC participants); or (ii) DTC participants or their nominees (with respect to the interests of clients of DTC participants).

WPP may restrict transfers of ADSs that could result in the total number of ordinary shares represented by ADSs owned by a single holder or beneficial owner exceeding limits imposed by applicable law or WPP’s articles of association. WPP may also, subject to applicable law, instruct the Depositary to take certain actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits, including restricting the transfer of, removing or restricting the voting rights of or disposing of such holder’s or beneficial owner’s ADSs.

Transfer, combination and division of ADSs

Holders of ADSs are entitled to transfer, combine or divide their ADSs. For transfers of ADSs, holders have to surrender any ADRs representing the ADSs to be transferred to the Depositary and must also:

(i)	ensure that the ADS to be transferred is properly endorsed (if evidenced by an ADR) or accompanied by proper instruments of transfer;

(ii)	provide such proof of identity and authenticity of signatures as the U.S. Depositary deems appropriate;

(iii)	provide any transfer stamps required by the State of New York or the United States; and

To have ADRs either combined or divided, holders of ADRs must surrender the ADRs in question to the Depositary with their request to have them combined or divided, and must pay all applicable fees, charges and expenses payable by ADS holders, pursuant to the terms of the Deposit Agreement, upon a combination or division of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

Holders of ADSs will be entitled to present their ADSs to the Depositary for cancellation and to then receive the corresponding number of underlying ordinary shares at the custodian’s office. A holder’s ability to withdraw the ordinary shares may be limited by U.S., English and Jersey law applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, holders of ADSs will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders of ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

If a holder of ADSs holds an ADR registered in the holder’s name, the Depositary may require such holder to provide proof of identity and authenticity of any signature and such other documents as the Depositary may deem appropriate before it will cancel ADSs. The withdrawal of the ordinary shares represented by ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please note that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders of ADSs will have the right to withdraw the securities represented by their ADSs at any time except for:

(i)

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed; or (ii) ordinary shares are immobilized on account of a share owners’ meeting or a payment of dividends;

(ii)	obligations to pay fees, taxes and similar charges;

(iii)	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and

(iv)	other circumstances contemplated by the General Instructions to Form F-6 under the Securities Act, as such General Instructions may be amended from time to time.

Escheatment

In the event any unclaimed property relating to the ADSs, for any reason, is in the possession of the Depositary and has not been claimed by the holder thereof or cannot be delivered to the holder thereof through usual channels, the Depositary shall, upon expiration of any applicable statutory period relating to abandoned property laws, escheat such unclaimed property to the relevant authorities in accordance with the laws of each of the relevant States of the United States.

Voting rights

Holders of ADSs generally have the right under the Deposit Agreement to act as proxy of the Depositary in respect of a meeting at which holders of ordinary shares are entitled to vote. Holders may appoint either a person nominated by the Depositary or any other person, including themselves, as a substitute proxy to attend, vote and speak on behalf of the Depositary with respect to the ordinary shares underlying their ADSs, subject to WPP’s articles of association.

In respect of each meeting of the holders of ordinary shares, the Depositary will distribute to each registered holder of ADSs:

(i)	such information as is contained in the notice of the meeting or in the solicitation materials received by the Depositary from WPP;

(ii)	a voting card;

(iii)

a statement that each holder of record at the close of business on the voting record date established by the Depositary in respect of such meeting will be entitled, subject to any applicable law and WPP’s articles of association, either (x) to use the voting card to attend, vote and speak at the meeting as the proxy of the Depositary solely with respect to the ordinary shares represented by such registered holder’s ADSs, (y) to appoint any other person as the substitute proxy of such registered holder, or (z) to appoint the person nominated by the Depositary as the substitute proxy of such registered holder and to instruct such person as to the voting of the ordinary shares represented by such ADSs; and

(iv)	if the person nominated by the Depositary is to be appointed by such registered holder, a brief statement as to the manner in which voting instructions may be given to such person.

Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal constraints and the terms of the securities on deposit. WPP cannot assure holders of ADSs that they will receive voting materials in time to enable them to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Under WPP’s articles of association, voting at any meeting of share owners is by show of hands unless a poll is demanded. The Depositary will not join in demanding a poll, whether or not requested to do so by holders of ADSs. In the event voting takes place at a share owners’ meeting by show of hands, the Depositary will instruct the custodian to vote all deposited securities (including deposited securities represented by ADSs for which no timely voting instructions are received by the Depositary from the holder) in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. In the event voting takes place at a share owners’ meeting by poll, the Depositary will instruct the custodian to vote the deposited securities in accordance with the voting instructions received from the holders of ADSs.

Neither the Depositary nor the custodian nor the nominee of either of them shall exercise any discretion as to voting and neither the Depositary nor the custodian nor the nominee of either of them shall vote or attempt to exercise the right to vote the deposited securities represented by ADSs except pursuant to and in accordance with such written instructions from registered holders. Deposited securities represented by ADSs for which no specific voting instructions are received by the Depositary from the holder will not be voted by the Depositary or its nominee, except in the event voting takes place at a meeting of share owners by a show of hands, but may be directly voted by registered holders in attendance at meetings of share owners as proxy for the Depositary, subject to, and in accordance with, the provisions of the Deposit Agreement and WPP’s articles of association.

Electronic distribution of information

The Depositary may, to the extent not prohibited by law or regulations, by WPP’s memorandum and articles of association or by the requirements of any stock exchange on which the ADSs are listed, and with the consent of WPP, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of ordinary shares, distribute to the holders of ADSs a notice that provides such holders with, or otherwise publicize to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a Depositary or WPP website containing the materials for retrieval or a Depositary contact (or, with WPP’s consent, a WPP contact) for requesting copies of the materials).

Amendments and termination

WPP may agree with the Depositary to modify the Deposit Agreement at any time without the consent of the holders. WPP will give holders 60 days’ prior notice of any modifications that would impose or increase any fees or changes or that would prejudice any of their substantial rights under the Deposit Agreement. WPP will not consider it to be materially prejudicial to the substantial rights of holders of ADSs if any modifications or supplements are made that are reasonably necessary for the ADSs to be registered under the U.S. Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that holders of ADSs are required to pay. In addition, WPP may not be able to provide holders of ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of ADSs will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders of ADSs from withdrawing the ordinary shares represented by ADSs (except as required by law).

WPP has the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to the holders at least 30 days before termination.

If any ADSs remain outstanding after the termination date, the Depositary will not have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to the ordinary shares underlying ADSs, (ii) sell securities and other property received in respect of ordinary shares underlying ADSs, (iii) deliver ordinary shares underlying ADSs, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any securities or other property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the holders and beneficial owners, upon the terms set forth in the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

At any time after the termination date, the Depositary may sell the ordinary shares then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro-rata benefit of the holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the holders and beneficial owners of the ADSs, upon the terms set forth in the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. After the termination date, WPP shall be discharged from all obligations under the Deposit Agreement, except for certain of its obligations to the Depositary under the Deposit Agreement. The obligations under the terms of the Deposit Agreement of holders and beneficial owners of ADSs outstanding as of the termination date shall survive the termination date and shall be discharged only when the applicable ADSs are presented by their holders to the Depositary for cancellation under the terms of the Deposit Agreement.

Books of U.S. Depositary

The Depositary maintains ADS holder records at its depositary office in New York. Holders of ADSs may inspect such records at the office of the Depositary during regular business hours but solely for the purpose of communicating with other ADS holders in respect of business matters relating to WPP, the ADSs and the Deposit Agreement.

The Depositary maintains facilities in New York to record and process the issue, cancellation, combination, division and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The Deposit Agreement limits the obligations of WPP and the Depositary to holders of ADSs. Please note the following:

(i)	WPP and the Depositary are obliged only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith and, in the case of WPP, using its reasonable judgment;

(ii)

the Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement;

(iii)

WPP and the Depositary disclaim any liability if either of them is prevented or forbidden from acting on account of any law or regulation, any provision of WPP’s articles of association, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond its control;

(iv)

WPP and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in WPP’s articles of association or in any provisions of securities on deposit; and

(v)

WPP and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by either WPP or the Depositary in good faith to be competent to give such advice or information.

Pre-Release transactions

The Depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as pre-release transactions. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (for example, the need to receive collateral, the type of collateral required and the representations required from brokers). The Depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. WPP, the Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, divide and combine WPP ADSs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on their behalf. Moreover, holders of ADSs may be required to provide to the Depositary and to the custodian proof of taxpayer status or residence and such other information as the Depositary and the custodian may require to fulfill legal obligations. Holders of ADSs are required to indemnify WPP, the Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for holders of ADSs.